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TRANSITION NEWS
News about the PNC/National City Merger
November 18, 2008, Issue 1

In This Issue
•	Message from Tom and Shelley

•	Keeping You Informed

•	Guiding Principles for a Successful Integration

•	PNC Matching Gift Program

•	Frequently Asked Questions
Message from Tom and Shelley
(Tom Whitford, PNC’s chief administrative officer, serves as the integration manager. Shelley Seifert, National City’s executive vice president of Corporate Services, joins Tom on the integration leadership team.)
Welcome to the first issue of our weekly Transition News, designed to keep National City employees informed and prepared as we work to integrate our two organizations.
Initial discussions between PNC and National City leadership and members of our integration team have been energizing, and have accentuated the opportunities we will share as a combined organization. After the closing, which is subject to stockholder, regulatory and other appropriate approvals, we are confident that the scale and the expertise PNC will provide as the fifth-largest banking franchise in the nation (by deposits) will create added value for customers, employees, stockholders and the communities we serve.
Though there is excitement, we recognize that in this time of change, it is critical to communicate in a clear, honest and timely manner. We also recognize that you have many questions, particularly about how the merger could impact you and your department. We should have an idea soon about how many positions are likely to be affected as a result of redundancies and overlap. However, we are not able to answer questions about specific employees and departments as we are still in the process of developing a detailed integration plan.
Regardless of any distractions, employees of National City must operate business as usual and continue to provide customers with the same exceptional service that has long distinguished National City.
We look forward to working with everyone at PNC and National City to make the integration as smooth as possible for customers and employees. Both organizations have extensive experience with completing integrations, and it is already clear that we have the capabilities and commitment to make this merger a success as well. Thank you for your ongoing contributions.
Transition News
November 18, 2008

Keeping You Informed
Transition News is your source for news and information about the merger of PNC and National City. As we move forward, open and timely communication is important to the success of the integration. This publication will be the best way for you to get the transition information you need. Here are three of the key information resources available to you:
•	Transition News: Transition News will be published weekly. It will include updates about the progress of the integration, information about benefits and policies, conversion schedules and more.

•	PNC Merger Voicemail Box and Email: A special voicemail box has been set up for you to leave anonymous questions or concerns. To leave your message, call 888/808-4489. You can also email your question to CorpComm@NationalCity.com. We’ll answer general questions in Transition News.

•	PNC Merger Information Site: A special merger information site has been created on MyNationalCity, where you can find all the latest news and information about the PNC merger, including current and past issues of Transition News.
Guiding Principles for a Successful Integration
Based on best practices and past experience at both PNC and National City, the integration leadership team identified several guiding principles to follow throughout the integration. These principles, summarized below, will guide our decision-making process about how to best execute the integration and structure the combined organization.
•	The combined entity will emphasize a commitment to key constituencies — stockholders, customers, employees and communities.

•	The integration and conversion will reflect PNC’s brand of ease, confidence and achievement; communication will be clear, honest and timely; and integration activities will keep customers at the heart of the process.

•	Until closing, which is anticipated for Dec. 31, 2008, all integration activities will recognize that PNC and National City are two independent entities.
Other principles provide guidance on how the combined company will structure its products and services, and minimize impact on customers.
For more information about the integration process, including a list of Integration Oversight Team members, read the Integration Overview memo, which can be found on MyNationalCity.
PNC Matching Gift Program
As noted in the announcement about PNC’s commitment to National City’s communities last week, National City employees will be able to participate in PNC’s Matching Gift Program after the transaction closes, after having received shareholder, regulatory and other appropriate approvals.
Participating in the PNC program will further benefit charitable organizations in the communities National City serves because it increases the annual contribution matched to $2,500 (from $1,000) and more charitable organizations are eligible. The Matching Gift
Transition News
November 18, 2008

Program applies to PNC employees who are active with full-time status at both the time their gift is made and at the time the gift is matched.
The PNC Matching Gift Program, which is administered by The PNC Foundation, matches eligible contributions to the following types of organizations:
•	Educational institutions

•	Cultural organizations

•	Human services organizations
Additional details regarding eligibility and the process for matching gifts will be provided in the future.
Frequently Asked Questions
Employees have many questions about the integration process and PNC. Below are answers to some of the more frequently asked questions received through the PNC Merger voicemail and email box. You will find answers to additional frequently asked questions in future issues of Transition News.
General Questions
Can you provide some form of time line as to when we can expect answers to the many questions we have about the transition?
As PNC and National City integration teams continue and ultimately complete their information gathering phases of the integration process, we will begin to determine the details of how the two companies fit together and the organizational structure moving forward.
As we are able to map products, business processes, employee policies, benefits, and so forth, we will be able to communicate the disposition of those items, and communicate any changes or transition plans to employees.
We should have an idea soon about how many positions are likely to be affected as a result of redundancies and overlap. However, we are not able to answer questions about specific employees and departments as we are still in the process of developing a detailed integration plan.
We continue to work on understanding details of other policies and benefits plans and will communicate additional information, including a timeline, after decisions are determined.
When discussing the merger, all of the communications indicate “pending appropriate approvals.” Are there concerns that the merger will not be completed?
PNC’s acquisition of National City is subject to regulatory, stockholder and other appropriate approvals. These steps are common to mergers of this nature. Although we are confident that the merger will be completed as planned, we cannot take any of these steps for granted. That is why the language mentioned is included in communications.
Human Resources Questions
What will happen with the National City 401(k) and Pension plans?
These plans will operate as National City plans for the near future. At some point the plans may change, and we will share more information with you in advance of that time.
Transition News
November 18, 2008

It is my understanding that as of January 1, 2009, we officially will be PNC employees. At that time can we visit the PNC Bank job posting Web site and submit a resume as a PNC employee?
PNC and National City will work together to determine the process for posting for positions at PNC, which will be communicated to all employees.
In the meantime, prior to legal close (which is anticipated for December 31, 2008), any employee who applies for and accepts a position with PNC would do so as an external hire.
How will the Education Assistance Program work for 2009?
The Education Assistance Program will continue to operate under National City’s program for the near future. At some point the program may change, and we will share information with you in advance should that happen. We are still determining how Education Assistance will work in 2009. The Educational Assistance policy, procedures and forms are available on MyNationalCity > MyHR > Managing My Career or you can also call the HR InfoLine for additional questions at 888/881-1121.
Will we still be converting to the bi-weekly pay schedule as planned?
Yes, as planned and announced prior to the PNC announcement, National City will convert at the end of the year to the bi-weekly pay schedule, with the first pay for 2009 scheduled for January 16, 2009. We will communicate additional specifics about the change prior to year-end.
Severance Benefits* / Displacements
What support will be available for employees whose positions may be eliminated?
National City and PNC are committed to helping employees through the transition process in a caring and compassionate manner. Employees whose positions are eliminated will be encouraged to post for open positions.
What benefits are offered to employees who are displaced as a result of the merger?
Eligible employees whose jobs are eliminated during 2009 as a result of the merger, and who are not placed in other jobs, will be provided 60 days notice and severance benefits under the National City Severance Plan, or the Management Severance Plan. Both Plans can be found on MyNationalCity > MyHR > Employee Resources.
How is base weekly pay determined under those Plans?
The base weekly pay for salaried employees is determined by dividing the employee’s base annual salary by 52. For hourly employees, base weekly pay is equal to the average weekly hours worked during the 52 weeks prior to the displacement date multiplied by the employee’s hourly rate.
What are the criteria for severance allowance under the National City plan?
Under the National City Severance Plan, if an otherwise eligible employee’s position is terminated for employer-initiated reasons during the first year after the transaction closes, other than for misconduct or unsatisfactory performance below acceptable standards, and the employee is not offered another position as described below, the employee is eligible for severance allowance as described in the terms of the plan. Please refer to the Plans for more detail.
Transition News
November 18, 2008

If an employee is offered a position with PNC or National City after he/she is displaced, will the employee be eligible for severance benefits under those Plans?
National City’s Plans provide that employees are not eligible for severance benefits if they accept another position with National City or PNC, or if they are offered but do not accept a position that is comparable to their current position. A comparable position is one that:
1.	Provides comparable base compensation.

2.	Is located within 35 miles (50 miles under the Management Severance Plan) of the employee’s current work location.
Will displaced employees receive severance allowance if they go to work immediately after their jobs are eliminated?
The purpose of severance pay is to help an employee transition from one opportunity to the next. The National City Severance Plan provides the resources to do exactly that. We want employees to find the best possible positions; however, the National City Severance Plan does not pay employees as much severance pay if they choose to go to a competitor. Therefore, a displaced employee will forfeit unpaid severance pay under the National City Severance Plan if the employee begins participating in any way in any business that competes with National City’s or PNC’s business. “Participating” means acting as an employee, or an owner or an agent, for any business that competes with National City’s or PNC’s business or owning (or having a your spouse or parents own), directly or indirectly, more than 5% of the outstanding equity of any entity that competes with National City’s or PNC’s business.
“National City’s business” means all corporate, retail, trust and other services that are provided by National City and PNC to their customers.
Under the National City Severance Plan, if an employee accepts a position with a competitor prior to the end of his/her severance period, his/her benefits end 30 days after commencement of participation in the competing business. The employee must repay the amount of any overpayment to the plan.
Will an early retirement package be offered to employees to support voluntary attrition?
There are no plans at this time to offer early retirement packages as part of this merger.
*Any differences between the above explanation and the Plans themselves will be resolved in favor of the Plans.
Business Questions
Do any National City customers have to take any actions at this time as it relates to the pending merger with PNC? For example, do mortgage customers have to start their mortgage paperwork all over again?
No, customers do not have to take any different actions at this time. You should continue to sell and service National City products and services as you always have. It’s business as usual. No decisions have been made yet regarding specific products and services.
What about the investment divisions? All of the information I have seen has been regarding the bank. Unless I missed it, there has been no mention of the integration of the brokerage side.
All questions and answers and other information to date regarding the PNC merger with National City has been meant for all employees – regardless of the business unit they report
Transition News
November 18, 2008

to. Specific details about how this merger will affect each business unit will be communicated in the coming weeks and months.
Are National City branches going to keep their opening and closing hours, or are they going to be converted to PNC opening and closing branch hours?
The merger was just announced a few weeks ago. It is too early to know what changes may occur related to any of our business units, processes or procedures.
When will employees learn more about the timing and process for the PNC charitable giving program? I am involved in a specific cause I’d like to invite PNC/National City to participate in.
More information will be available in the coming weeks and months. For now, you should follow the current National City process for elevating community giving requests.

Have a question? You can call the toll-free PNC Merger voicemail box at 888/808-4489 and leave a message with your question or email your question to CorpComm@NationalCity.com. We’ll respond to questions of general interest in future issues of Transition News.
Additional Information and Where to Find It
The proposed Merger will be submitted to National City’s and PNC’s shareholders for their consideration. PNC has filed a Registration Statement on Form S-4 with the SEC, which includes a preliminary joint proxy statement/prospectus. The S-4 has not yet become effective. The parties will file other relevant documents concerning the proposed Merger with the SEC. Following the S-4 being declared effective by the SEC, National City and PNC will mail the definitive joint proxy statement/prospectus to their respective shareholders. Shareholders and other investors are urged to read the definitive joint proxy statement/prospectus when it becomes available, as well as any other relevant documents concerning the proposed Merger filed with the SEC (and any amendments or supplements to those documents), because they will contain important information. You may obtain a free copy of these documents, as well as other filings containing information about National City and PNC, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, www.nationalcity.com/investorrelations and www.pnc.com/secfilings. Copies of these documents and the SEC filings that will be incorporated by reference in the definitive joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to Jill Hennessey, National City Corporation, Senior Vice President, Investor Relations, Department 2229, P.O. Box 5756, Cleveland, OH 44101-0756, (800) 622-4204; or to PNC Financial Services Group, Inc, Shareholder Relations at (800) 843-2206 or via e-mail at investor.relations@pnc.com.
National City and PNC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of National City in connection with the proposed Merger. Information about the directors and executive officers of National City is set forth in the proxy statement for National City’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 7, 2008. Information about the directors and executive officers of PNC is set forth in the proxy statement for PNC’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the Merger may be obtained by reading the definitive joint proxy statement/prospectus regarding the proposed Merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.
Transition News
November 18, 2008